EXHIBIT 1.1
            RESOLUTION AUTHORIZING AMERICAN FIDELITY
            ASSURANCE COMPANY TO REGISTER A SEPARATE
        ACCOUNT AND ENTER THE VARIABLE ANNUITY BUSINESS


     RESOLVED, that the Company hereby establishes, pursuant to the provisions of the Oklahoma Insurance Code, a separate account, designated as "American Fidelity Variable Annuity Fund A," for policies or contracts providing for payments or values, or both, which vary directly according to investment experience;

     FURTHER RESOLVED, that a Board of Managers of the Separate Account, to serve until their successors are duly elected and qualified, shall be appointed by the President of the Company, with the concurrence of this Board's Executive Committee. The Board initially shall consist of five members;

     FURTHER RESOLVED, that the Separate Account be registered as an Investment Company under the Investment Company Act of 1940;

     FURTHER RESOLVED, that each policy and contract form to be issued in connection with such Separate Account be registered under the Securities Act of 1933;

     FURTHER RESOLVED, that the President is hereby authorized and directed to register the Company under the Securities
Exchange Act of 1934 as broker-dealer for the Separate Account;

     FURTHER RESOLVED, that any application or applications for exemptions from statutory provisions or rules of the Securities and Exchange Commission shall be made as in the opinion of Counsel are necessary or desirable to operate the Separate Account and to conduct the sale of such policies and contracts;

     FURTHER RESOLVED, that the President of the Company, in cooperation with the Chairman of the Board of Managers, take the necessary steps to cause such registrations to become effective;

     FURTHER RESOLVED, that the President, with the concurrence of the Executive Committee, is authorized to execute an agreement or agreements that the Company will provide all sales, investment and administrative services required with respect to the Separate Account and the policies and contracts issued in connection therewith, and may provide death benefits, mortality guarantees and expense guarantees in accordance with the policies and contracts issued in connection with the Separate Account;

     FURTHER RESOLVED, that the members of the Board of Managers will be indemnified and held harmless by the Company against claims and liabilities to which such persons may become subject by reason of having been a member of such committee, or by reason of any action alleged to have been taken or omitted by him as such member, and the member shall be reimbursed for all legal and other expenses reasonably incurred by him in connection with any such claim or liability; however, no indemnification or reimbursement shall be made in connection with any claim or liability to which the member would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

The undersigned, the duly elected, qualified Secretary of American Fidelity Assurance Company, a corporation, does hereby certify that the foregoing is a true and correct copy of a resolution duly adopted by the Board of Directors May 7, 1968, at which meeting a quorum was present and voted, and that said resolution has not been modified, amended or repealed.

                                   H.A. CONNER
                                   H.A. Conner